Two New Members Elected to Owens & Minor Board of Directors

February 24, 2021

RICHMOND, Va.--(BUSINESS WIRE) -- Owens & Minor, Inc. (NYSE: OMI), a leading global healthcare solutions company, today announced the election of Aster Angagaw and Stephen W. Klemash to its Board of Directors.

These additions build on Owens & Minor’s enduring commitment to business excellence and serving our customers.

“I’m thrilled to welcome Aster and Steve to the Board,” said Mark A. Beck, Chairman of the Board. “Their range of perspectives will provide essential insight in supporting Owens & Minor’s continued growth and success in an ever-changing healthcare industry landscape.”

Aster Angagaw, 57, has a strong background in transformational growth with extensive experience leading diverse global teams. Most recently, she served as President, ServiceMaster Brands, until its acquisition in October 2020. Prior to that, she spent 18 years at Sodexo, where she held a variety of leadership positions, including Senior Vice President, Global Head of Sales and Business Development, Healthcare, and Group Vice President, Global Transformation, before being named Chief Executive Officer, Healthcare North America division in 2016.

Stephen W. Klemash, 60, brings considerable expertise in finance, corporate governance and board effectiveness. Steve is currently the Lead Partner with the Ernst & Young LLP (EY) Americas Center for Board Matters with plans to retire from the firm in July 2021. He has been a Partner with EY since 1997, where he held multiple Managing Partner and leadership positions in his 35-year career.

“Aster and Steve each have unique skillsets that will help inform Owens & Minor’s standing as an industry innovator and a valued partner to our customers,” said Owens & Minor President and CEO Edward A. Pesicka. “The needs of our customers are constantly evolving, and I’m confident our Board will help ensure that we’re positioned to deliver on our Mission of Empowering Our Customers to Advance Healthcare now and in the future.”

Ms. Angagaw and Mr. Klemash have been elected to the Board as part of a multi-year succession planning process. Along with all current directors of the Company other than Robert Sledd and Eddie Moore, Jr., Ms. Angagaw and Mr. Klemash will be nominated for re-election at the Company’s upcoming 2021 annual meeting of shareholders. Mr. Sledd previously announced his retirement from the Board effective as of the 2021 annual meeting of shareholders, and Mr. Moore will retire from the Board on the same date in accordance with the Company’s director retirement policy.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company that incorporates product manufacturing, distribution support and innovative technology services to deliver significant and sustained value across the breadth of the industry – from acute care to patients in their home. Aligned to its Mission of Empowering Our Customers to Advance Healthcare™, more than 15,000 global teammates serve over 4,000 healthcare industry customers. A vertically-integrated, predominantly Americas-based footprint enables Owens & Minor to reliably supply its self-manufactured surgical and PPE products. This seamless value chain integrates with a portfolio of products representing 1,200 branded suppliers. Operating continuously since 1882 from its headquarters in Richmond, Virginia, Owens & Minor has grown into a FORTUNE 500 company with operations located across North America, Asia, Europe and Latin America. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

Heather Sabharwal GM-Media@owens-minor.com
Chandrika Nigam Investor.Relations@owens-minor.com
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